                                                                       EXHIBIT 2

                         FIRST AND SECOND AMENDMENTS TO
                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                  BY AND AMONG

                         SUMMIT FAMILY RESTAURANTS INC.

                             CKE RESTAURANTS, INC.

                                      AND

                              SUMMIT MERGER, INC.
                                 --------------
                                  FOLLOWED BY
                                 --------------

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                  BY AND AMONG

                         SUMMIT FAMILY RESTAURANTS INC.

                                      AND

                             CKE RESTAURANTS, INC.

                            DATED: NOVEMBER 30, 1995

                              SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                  BY AND AMONG

                         SUMMIT FAMILY RESTAURANTS INC.

                                      AND

                             CKE RESTAURANTS, INC.

                              DATED: APRIL 2, 1996

                                                                [CONFORMED COPY]

                              SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

     This Second Amendment, dated as of April 2, 1996 (this "Second Amendment"), to the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 (the "Original Agreement"), as amended pursuant to the First Amendment to Agreement and Plan of Reorganization, dated as of January 24, 1996 (the "First Amendment") is by and among Summit Family Restaurants Inc., a Delaware corporation ("Summit"), and CKE Restaurants, Inc., a Delaware corporation ("CKE"). Capitalized terms not defined herein have the meanings set forth in the Original Agreement and the First Amendment. Except as specifically amended below, all provisions of the Original Agreement and First Amendment remain in full force and effect.

                                    RECITAL

     The respective Boards of Directors of Summit and CKE have determined to amend the Original Agreement and the First Amendment as set forth in this Second Amendment.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. PURCHASE OF SUMMIT PREFERRED STOCK. On or prior to April 4, 1996, CKE shall purchase all of the shares of Summit Preferred Stock from the holder thereof at a purchase price of $5.27 per share in cash. CKE hereby agrees to vote all of such shares of Summit Preferred Stock in favor of the transactions set forth in the Original Agreement, as amended by the First Amendment and the Second Amendment.

     2. CONVERSION OF SECURITIES (SECTION 2.1).  The first paragraph of Section
2.1 of the Original Agreement and the first paragraph of the definition of "Merger Consideration" in Section 2.1 of the Original Agreement, as amended by the First Amendment, are amended to read in full as follows:

     At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto each share of Summit Common Stock and Summit Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares of Summit Common Stock for which appraisal rights have been exercised pursuant to Section 262 of the DGCL, and other than shares owned by CKE or its subsidiaries (which will be cancelled), will be converted into the right to receive the Merger Consideration.

          "Merger Consideration" means, for each share of Summit Common Stock and Summit Preferred Stock (other than shares owned by CKE or its subsidiaries, which will be cancelled): (a) $2.63 in cash (without interest) and (b) a number of shares of CKE Common Stock equal to $2.64 divided by the Adjusted CKE Price.

     3. FAIRNESS OPINION (SECTION 6.9): Section 6.9 of the Original Agreement, as amended by the First Amendment, is hereby modified to read in full as follows:

     Summit shall have received letters from Piper Jaffray Inc. confirming the opinions rendered to Summit's Board of Directors on or prior to the date of the Original Agreement, on or prior to the date of the First Amendment and on or prior to the date of the Second Amendment to the effect that the terms of the Merger are fair to the holders of Summit Common Stock from a financial point of view, copies of which will be delivered to CKE at the Closing.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS. Sections 3.19(i) and 4.12(i) of the Original Agreement are hereby deleted in their entirety. CKE acknowledges receipt of the information provided to it regarding the separation compensation plan and procedures and other matters pursuant to the letter, dated February 29, 1996, from Summit. CKE and Summit agree that such information does not constitute a violation of the Original Agreement, as amended, including Sections (3.19(vii) and 5.2(a) thereof.

     5. TERMINATION (SECTION 9.1). Section 9.1(c)(i)(A) and 9.1(d)(i)(A) are hereby deleted in their entirety. The date May 30, 1996 in every instance it appears in Section 9.1 in the Original Agreement, as amended by the First Amendment, is hereby changed to June 30, 1996.

     6. ADOPTION OF ORIGINAL AGREEMENT BY MERGER SUB. Summit Merger, Inc., a Delaware corporation ("Summit Merger"), was recently organized by CKE for purposes of completing the Merger. Summit Merger, by its execution and delivery hereof, agrees to be bound by the terms and provisions of the Original Agreement, as amended, and is hereby made a party to the Original Agreement. For all purposes of the Original Agreement, all references to "Merger Sub" shall be deemed to refer to Summit Merger.

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

SUMMIT FAMILY RESTAURANTS INC.

By: /s/  DON M. MCCOMAS

    --------------------------------------------------------
    Don M. McComas
    President and Chief Executive Officer

By: /s/  CHARLOTTE L. MILLER

    --------------------------------------------------------
    Charlotte L. Miller
    Senior Vice President &
    General Counsel

CKE RESTAURANTS, INC.

By: /s/  ROBERT E. WHEATON

    --------------------------------------------------------
    Robert E. Wheaton
    Executive Vice President

By: /s/  ROBERT A. WILSON

    --------------------------------------------------------
    Robert A. Wilson
    Vice President, General Counsel

SUMMIT MERGER, INC.

By: /s/  ROBERT E. WHEATON

    --------------------------------------------------------
    Robert E. Wheaton
    Executive Vice President

By: /s/  ROBERT A. WILSON

    --------------------------------------------------------
    Robert A. Wilson
    Vice President, General Counsel

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                  BY AND AMONG

                         SUMMIT FAMILY RESTAURANTS INC.

                                      AND

                             CKE RESTAURANTS, INC.

                            DATED: JANUARY 24, 1996

                                                                [CONFORMED COPY]

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

     This First Amendment, dated as of January 24, 1996 (this "Amendment"), to the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 (the "Original Agreement"), is by and among Summit Family Restaurants Inc., a Delaware corporation ("Summit"), and CKE Restaurants, Inc., a Delaware corporation ("CKE"). Capitalized terms not defined herein have the meanings set forth in the Original Agreement. Except as specifically amended below, all provisions of the Original Agreement remain in full force and effect.

                                    RECITAL

     The respective Boards of Directors of Summit and CKE have determined to amend the Original Agreement in as set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. MERGER AND CLOSING. Recital A is hereby amended to provide that Summit will survive the Merger. Recital B is hereby deleted in its entirety. In addition, Sections 1.2, 1.4 and 1.5 are hereby amended to read in full as follows:

          1.2 The Merger. At the Effective Time, in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL"), the Merger Sub shall in the Merger merge with and into Summit, with Summit surviving the Merger, the separate existence of Merger Sub shall cease, and Summit shall continue as the surviving corporation as set forth in the Certificate of Merger. Summit is sometimes referred to herein as the "Surviving Corporation."

          1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Merger Sub shall cease and Summit shall be the Surviving Corporation and shall have all of the rights, privileges, immunities and powers and shall be subject to all duties and liabilities of a corporation organized under the DGCL.

          1.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Summit shall be amended and restated to conform to the Certificate of Incorporation of Merger Sub in effect at the Effective Time. The Bylaws of Summit shall be amended and restated to conform to the Bylaws of Merger Sub in effect at the Effective Time until amended in accordance with applicable law.

     2. MERGER CONSIDERATION (SECTION 2.1). The definitions of "Merger Consideration" and "Adjusted CKE Price" in Section 2.1 of the Original Agreement are hereby amended to read in full as follows:

          "Merger Consideration" means, for each share of Summit Common Stock and each share of Summit Preferred Stock: (a) $2.77 in cash (without interest) and (b) a number of shares of CKE Common Stock equal to $2.78 divided by the Adjusted CKE Price.

          The Merger Consideration shall be increased by one-half of the amount, if any, by which the consideration to be received from the purchasers under
     the draft Asset Purchase Agreements with        and             dated
     January 24, 1996 (which CKE has provided to Summit) increases in an immediately quantifiable dollar amount from the amounts currently provided for in such drafts (either through an increase in the consideration paid or an increase in the liabilities the proposed buyer assumes) pursuant to fully executed definitive Asset Purchase Agreements in effect as of the Closing. The amount of any increase shall be determined at Closing and shall not be further affected by any other transactions involving Summit assets or properties subsequent to Closing. The increase, if any, shall be allocated one-

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

     half to the cash portion of the Merger Consideration and one-half to the CKE Common Stock portion of the Merger Consideration.

          "Adjusted CKE Price" means (a) if the Average CKE Price is equal to or greater than $17.00, $16.00 plus the amount by which the Average CKE Price exceeds $17.00, (b) if the Average CKE Price is less than $17.00 and equal to or greater than $15.00, $16.00, (c) if the Average CKE Price is less than $15.00 and equal to or greater than $13.25, $16.00 less the amount by which $15.00 exceeds the Average CKE Price, (d) if the Average CKE Price is less than $13.25 and CKE has not exercised the Fill-Up Election, $14.25 and
     (e) if the Average CKE Price is less than $13.25 and CKE has exercised the Fill-Up Election, $16.00 less the amount by which $15.00 exceeds the Average CKE Price.

     3. FRACTIONAL SHARES (SECTION 2.3). Section 2.3 of the Original Agreement is hereby amended to read as follows:

          No fractional shares of CKE Common Stock shall be issued in the Merger. In lieu thereof, cash shall be paid for any fractional shares calculated by multiplying the Adjusted CKE Price by the fraction of a share of CKE Common Stock to which the holder would otherwise have been entitled.

     4. FAIRNESS OPINION (SECTION 6.9). Section 6.9 of the Original Agreement is hereby modified to read in full as follows:

          Summit shall have received a letter from Piper Jaffray Inc. on or prior to the date of the Amendment to the effect that the terms of the Merger are fair to the holders of Summit Common Stock from a financial point of view, a copy of which will be delivered to CKE prior to the Closing.

     5. FAIRNESS OPINION (SECTION 7.10). Section 7.10 of the Original Agreement, providing for a fairness opinion from NatWest Markets, is hereby deleted in its entirety.

     6. TAX OPINIONS (SECTION 6.6 AND 7.6). Sections 6.6 and 7.6 of the Original Agreement, providing for legal opinions regarding certain tax matters, are hereby deleted in their entirety.

     7. TREATMENT OF STOCK OPTIONS (SECTIONS 5.14(A) AND 5.14(B)). Sections 5.14(a) and 5.14(b) of the Original Agreement are hereby amended to read in full as follows:

          (a) On or prior to the Effective Time, Summit and its Board of Directors (or a committee thereof) shall take all action necessary to implement the provisions contained herein; provided, that such provisions do not create an aggregate cash liability at the Effective Time in excess of $375,000, adjusted for any per share increase in the Merger Consideration as provided in paragraph 2 of this Amendment.

          (b) At the Effective Time, all options to purchase shares of Summit Common Stock (a "Summit Stock Option") under a Summit Stock Option Plan shall become fully exercisable in accordance with the terms of the Stock Option Plan. Each holder of Summit Stock Options may elect to have such Summit Stock Options cancelled in consideration of the payment of an amount equal to the product of (x) the excess, if any, of the aggregate dollar amount of the Merger Consideration over the exercise price thereof and (y) the number of shares of Summit Common Stock subject thereto, respectively (such payment to be net of any required withholding taxes). From and after the Effective Time, each outstanding Summit Stock Option that is not so cancelled shall constitute an option to acquire, on the same terms and conditions as were applicable under such Summit Stock Option, a number of shares of CKE Common Stock equal to (w) the product of the aggregate dollar amount of the Merger Consideration and the number of shares of Summit Common Stock purchasable upon exercise of the Summit Stock Option prior to the Effective Time divided by (x) the Average CKE Price, at an exercise price per share equal to (y) the aggregate exercise price for the shares of Summit Common Stock purchasable upon exercise of the Summit Stock Option prior to the Effective Date divided by (z) the aggregate number of shares of CKE Common Stock purchasable upon exercise of such Summit Stock Option following the Effective Date.

     8. TERMINATION (SECTION 9.1). The date April 15, 1996 in every instance it appears in Section 9.1 in the Original Agreement is hereby changed to May 30, 1996. The reference to $12.25 in Section 9.1(d) and Section 9.1(e) is hereby changed to $13.25.

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the date and year first above written.

SUMMIT FAMILY RESTAURANTS INC.

By: /s/  DON M. MCCOMAS

    --------------------------------------------------------
    Don M. McComas
    President and Chief Executive Officer

By: /s/  CHARLOTTE L. MILLER

    --------------------------------------------------------
    Charlotte L. Miller
    Senior Vice President &
    General Counsel

CKE RESTAURANTS, INC.

By: /s/  JOSEPH N. STEIN

    --------------------------------------------------------
    Joseph N. Stein
    Senior Vice President,
    Chief Financial Officer

By: /s/  RICHARD C. CELIO

    --------------------------------------------------------
    Richard C. Celio
    Senior Vice President,
    General Counsel

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                  BY AND AMONG

                         SUMMIT FAMILY RESTAURANTS INC.

                                      AND

                             CKE RESTAURANTS, INC.

                            DATED: NOVEMBER 30, 1995

                                                                [CONFORMED COPY]

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 (this "Agreement"), is by and among Summit Family Restaurants Inc., a Delaware corporation ("Summit"), and CKE Restaurants, Inc., a Delaware corporation ("CKE"). Capitalized terms not otherwise defined have the meanings set forth in Article 10.

                                    RECITALS

     A. The respective Boards of Directors of Summit and CKE have determined that the merger (the "Merger") of Summit with and into a newly-formed wholly-owned subsidiary ("Merger Sub") of CKE, with Merger Sub surviving the Merger, would be advantageous and beneficial to their respective corporations and stockholders.

     B. For United States federal income tax purposes, the parties intend that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                               MERGER AND CLOSING

     1.1 FORMATION OF MERGER SUB. Prior to the Effective Time, CKE shall organize Merger Sub as a wholly-owned subsidiary of CKE incorporated under the laws of the State of Delaware.

     1.2 THE MERGER. At the Effective Time, in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL"), Summit shall in the Merger merge with and into Merger Sub, with Merger Sub surviving the Merger, the separate existence of Summit shall cease, and Merger Sub shall continue as the surviving corporation as set forth in the Certificate of Merger. Merger Sub is sometimes referred to herein as the "Surviving Corporation."

     1.3 CLOSING. The closing of the Merger and the other transactions contemplated herein (the "Closing") shall be held at 10:00 a.m., Utah time on February 28, 1996 or such later date to which Summit and CKE shall agree (the "Closing Date") at the offices of Summit, unless the parties hereto otherwise agree. After satisfaction or waiver of all conditions to the Closing, the parties hereto will cause the Merger to be consummated on the Closing Date by filing with the Secretary of State of the State of Delaware a certificate of merger as is required by, and executed in accordance with, the relevant provisions of DGCL (the time of such filing being the "Effective Time").

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Summit shall cease and Merger Sub shall be the Surviving Corporation and shall have all of the rights, privileges, immunities and power and shall be subject to all duties and liabilities of a corporation organized under the DGCL.

     1.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of the Surviving Corporation. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

                                   ARTICLE 2

                  CONVERSION OF SECURITIES; DISSENTING SHARES

     2.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto each share of Summit Common Stock and Summit Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares of Summit Common Stock and Summit Preferred Stock for which appraisal rights have been exercised pursuant to Section 262 of the DGCL, will be converted into the right to receive the Merger Consideration.

     "Merger Consideration" means, for each share of Summit Common Stock and each share of Summit Preferred Stock: (a) $3.00 in cash (without interest) and
(b) a number of shares of CKE Common Stock equal to $3.00 divided by the Adjusted CKE Price.

     "Adjusted CKE Price" means (a) if the Average CKE Price is equal to or greater than $17.00, $14.625 plus the amount by which the Average CKE Price exceeds $17.00, (b) if the Average CKE Price is less than $17.00 and equal to or greater than $12.25, $14.625, (c) if the Average CKE Price is less than $12.25 and CKE has not exercised the Fill-Up Election, $14.625 and (d) if the Average CKE Price is less than $12.25 and CKE has exercised the Fill-Up Election, $14.625 less the amount by which $12.25 exceeds the Average CKE Price.

     "Average CKE Price" means the average of the per share closing sales prices of CKE Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending two days prior to the Closing Date.

     2.2 DISSENTING SHARES. Notwithstanding Section 2.1, shares of Summit Common Stock and Summit Preferred Stock outstanding immediately prior to the Effective Time and held by holders who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal for such shares in accordance with Section 262 of the DGCL shall not be converted into rights to receive the Merger Consideration, and holders of such shares of Summit Common Stock and Summit Preferred Stock shall be entitled to receive payment from Summit of the appraised value of such shares of Summit Common Stock and Summit Preferred Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the DGCL. If after the Effective Time any such holder fails to perfect or withdraws or otherwise loses his right to appraisal or payment, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.

     2.3 FRACTIONAL SHARES. No fractional shares of CKE Common Stock shall be issued in the Merger. All fractional shares of CKE Common Stock that a holder of CKE Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated, and if a fractional share results from such aggregation, such holder shall be entitled to receive from Summit, in lieu thereof, an amount in cash (without interest) derived through the aggregation by Summit of all such fractional shares otherwise issuable, the sale of such shares of CKE Common Stock in the market and the distribution of the proceeds thereof calculated by multiplying the average per share sales price by the fraction of a share of CKE Common Stock to which such holder would otherwise have been entitled. Under no circumstances will the aggregate cash consideration paid by CKE in the Merger constitute more than 50% of the total aggregate consideration paid by CKE in the Merger, with the CKE Common Stock issued in the Merger being valued at the Adjusted CKE Price.

     2.4 EXCHANGE OF CERTIFICATES. From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented outstanding shares of Summit Common Stock and Summit Preferred Stock shall be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent to be selected by CKE, a certificate or certificates representing the number of whole shares of CKE Common Stock into which such holder's shares were converted and a check representing (i) any cash payable in lieu of any fractional share of CKE Common Stock computed set forth above and
(ii) the cash portion of the Merger Consideration into which such holder's shares were converted. No holder of a certificate or certificates which immediately prior to the Effective Time represented shares of Summit Common Stock or Summit Preferred Stock shall be entitled to receive any dividend or other distribution from CKE until surrender of such holder's certificate for a certificate or certificates representing shares of Summit Common

Stock or Summit Preferred Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which became payable on or after the Effective Time, but which were not paid by reason of the foregoing, with respect to the number of whole shares of CKE Common Stock represented by the certificates issued upon such surrender. After the Effective Time, there shall be no further registration of transfers of Summit Common Stock and Summit Preferred Stock and holders of certificates representing Summit Common Stock or Summit Preferred Stock shall not enjoy the rights and privileges of holders of such stock or CKE Common Stock other than to exchange the certificates for the Merger Consideration. If, after the Effective Time, certificates representing Summit Common Stock or Summit Preferred Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration. From and after the Effective Time, CKE shall, however, be entitled to treat certificates for shares of Summit Common Stock and Summit Preferred Stock which have not yet been surrendered for exchange and for which appraisal rights have not been perfected pursuant to the DGCL as evidencing solely the right to receive the Merger Consideration represented by such certificates, notwithstanding any failure to surrender such certificates in exchange therefor. If any certificate for shares of CKE Common Stock is to be issued in a name other than that in which the certificate for shares of Summit Common Stock or Summit Preferred Stock surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of certificates for such shares of CKE Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of CKE or its agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, CKE shall not be liable to any holder of shares of Summit Common Stock or Summit Preferred Stock for any shares of CKE Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SUMMIT

     Except as otherwise set forth in the Summit Disclosure Schedule, Summit hereby represents and warrants to CKE as follows:

     3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Each of Summit and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Summit and its Subsidiaries has full corporate power to carry on its business, as it is now being conducted, and to own, lease or operate the properties and assets it now owns, leases or operates. Each of Summit and its Subsidiaries is qualified to do business, is in good standing and has all required business licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or license could have a Material Adverse Effect on Summit.

     3.2 BINDING AGREEMENT. Summit has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action, subject to approval of Summit's stockholders. This Agreement is a legal, valid and binding obligation of Summit, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

     3.3 CAPITALIZATION. The authorized capitalization of Summit consists solely of (a) 10,000,000 shares of Summit Common Stock, of which 4,798,811 shares were issued and outstanding as of November 30, 1995; (b) 500,000 shares of $.01 par value junior common stock, none of which are outstanding on the date hereof; and (c) 1,000,000 shares of Summit Preferred Stock, of which 946,714 shares were issued and outstanding as of the date hereof. On the Closing Date there will not be outstanding: (i) any options, warrants or other rights to purchase from Summit any capital stock of Summit, except for (x) the options, warrants and other rights to purchase capital stock of Summit outstanding as of the date of this Agreement as set forth on the Summit Disclosure Schedule, (y) options, warrants or other rights to purchase capital stock of Summit granted to employees and officers of Summit as set forth on the Summit Disclosure Schedule and (z) options, warrants and other rights to purchase in the aggregate not more than 50,000 shares of Summit Common Stock granted to new or newly promoted employees in the ordinary course of business; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Summit.

     3.4 SUBSIDIARIES. There is set forth in the Summit Disclosure Schedule (i) the name and percentage ownership by Summit of each of its Subsidiaries; (ii) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary; and (iii) the names of the officers and directors of each Subsidiary.

     3.5 NO VIOLATION.

     (a) Except as set forth in the Summit Disclosure Schedule, none of Summit or any of its Subsidiaries is (i) in violation of its respective Charter Documents, or (ii) to Summit's best knowledge, in default in the performance of any obligation, agreement or condition contained in any Applicable Agreement, which violation or default could, singly or in the aggregate, have a Material Adverse Effect on Summit.

     (b) Except as set forth in the Summit Disclosure Schedule, neither the execution or delivery by Summit of this Agreement or the performance by Summit of its obligations under this Agreement will (i) constitute a breach or violation under the Charter Documents of Summit or any of its Subsidiaries; or
(ii) conflict with, violate, constitute a material breach or material violation of or a material default (with the passage of time or otherwise) under, require the consent of any Person under, give to others any rights of termination, amendment, acceleration or cancellation of or result in the imposition of a material Lien on any of the properties or assets of Summit or any of its Subsidiaries or an acceleration of material indebtedness pursuant to, any Applicable Agreement.

     3.6 EXCHANGE ACT REPORTS AND FINANCIAL STATEMENTS. Summit has furnished or will upon request furnish CKE with copies of its Annual Report on Form 10-K for the fiscal years ended September 28, 1992, September 27, 1993, September 26, 1994 and September 25, 1995 (when available), in each case with exhibits, and all other reports filed or required to be filed with the Securities and Exchange Commission (the "SEC") under applicable laws, rules and regulations since September 26, 1994 (all such reports being herein collectively called the "Summit SEC Reports"), each as filed with the SEC. Each such Summit SEC Report when it became effective or was filed with the SEC, or as amended, as the case may be, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and the rules and regulations of the SEC thereunder, and did not on the date of filing or amendment, if any, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in said Summit SEC Reports: (i) were prepared in accordance with the books and records of Summit and its Subsidiaries; (ii) were prepared in accordance with GAAP and with Regulation S-X promulgated under the Exchange Act;
(iii) fairly present Summit's consolidated financial condition and the consolidated results of its operations, cash flows and shareholders equity as at the relevant dates thereof and for the periods covered thereby; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of its consolidated financial condition and the consolidated results of its operations, cash flows and shareholders equity for the periods covered by said financial statements; (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended and all prior periods; and (vi) with respect to contracts and commitments for the sale of goods or the provision of services by Summit or any Subsidiary, contain and reflect adequate reserves for all reasonably anticipated material losses, costs and expenses in excess of expected receipts.

     3.7 INFORMATION IN REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by Summit for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by CKE in connection with the issuance of shares of CKE Common Stock in the Merger (the "Registration Statement"), will, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement relating to the meeting of Summit's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to Summit's stockholders, at the time of the meeting of stockholders to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed with the SEC by Summit, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Summit with respect to statements made therein about CKE and based on information supplied by CKE in writing specifically for inclusion in the Proxy Statement.

     3.8 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Summit in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than any filings required under the HSR Act, the Exchange Act and the Securities Act and filings with NASDAQ.

     3.9 NO BROKERS. Except as set forth in the Summit Disclosure Schedule, neither Summit nor any affiliate thereof has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in any obligation of Summit to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     3.10 INSURANCE. Summit and its Subsidiaries maintain, with reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business.

     3.11 LABOR MATTERS.  Except as set forth in the Summit Disclosure Schedule,
(i) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the best knowledge of Summit, threatened against or affecting Summit or any Subsidiary and, during the past five years, there has not been any such action; (ii) there are no union claims to represent the employees of Summit or any Subsidiary; (iii) neither Summit nor any Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Summit or any Subsidiary;
(iv) none of the employees of Summit or any Subsidiary are represented by any labor organization and none of Summit or any Subsidiary have any knowledge of any current union organizing activities among the employees of Summit or any Subsidiary, nor to their best knowledge does any question concerning representation exist concerning such employees; (v) Summit and its Subsidiaries are, and have at all times been, in material compliance with all Applicable Employment Laws and are not engaged in any ULP; (vi) there is no ULP charge or complaint against Summit or any Subsidiary pending or, to the best knowledge of Summit, threatened before the NLRB; and (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Summit or any Subsidiary.

     3.12 ERISA.

     (a) Summit and its Subsidiaries are in compliance with the provisions of ERISA and the Code, and (ii) have not incurred any material liability with respect to any Benefit Plan or Multiemployer Plan to the Pension Benefit Guaranty Corporation (the "PBGC"), the Internal Revenue Service (the "IRS"), any Benefit Plan or Multiemployer Plan or any other party (other than to make premium payments to the PBGC or benefit payments to participants in the ordinary course of business). Each of the Benefit Plans of Summit is in material compliance with all Applicable Laws. The IRS has determined that each such Benefit Plan that is intended to be a qualified plan under section 401(a) of the Code is so qualified and Summit is aware of no event or circumstance that would adversely affect such determination. The liabilities incurred under each such Benefit Plan are accurately reflected on the financial statement included in the Summit SEC Reports. No condition exists or event or transaction has occurred that could result in Summit or any Subsidiary incurring any liability, fine or penalty with respect to any Benefit Plan or Multiemployer Plan that could, singly or in the aggregate, have a Material Adverse Effect on Summit.

     (b) Summit has previously furnished the Buyer with (i) a true and complete copy of each Benefit Plan, (ii) a copy of each trust or other funding arrangement applicable to each Benefit Plan, (iii) the most recent summary plan description and any applicable summary of material modifications of each Benefit Plan, and (iv) the most recently prepared actuarial report and financial statement, if applicable. Except as contemplated herein, Summit and its Subsidiaries have no commitment or obligation to (x) create or incur any material liability with respect to, or cause to exist any other, employee benefit plan, program or arrangement, (y) enter into any material contract or agreement to provide compensation or benefits to any individual or (z) modify or terminate any Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code.

     3.13 TAXES. Except as set forth on the Summit Disclosure Schedule, all Tax Returns and reports required to be filed by Summit or any of its Subsidiaries have been filed or will be timely filed (taking into account extensions), all such Tax Returns are true, correct and complete in all material respects, and all Taxes, due or claimed to be due from Summit or any of its Subsidiaries have been paid, other than those currently payable without penalty or interest and for which an adequate reserve or accrual has been established. There are no: (a) tax audits pending with respect Tax Returns filed by Summit or of any of its Subsidiaries, (b) no waivers of the statute of limitations with respect to any Tax Return filed by Summit of any of the Subsidiaries or (c) to Summit's best knowledge, no actual or proposed additional Tax assessments for any fiscal period ending on or prior to the Closing Date against Summit or any of its Subsidiaries for which an adequate reserve or accrual has not been established.

     3.14 TITLE TO PROPERTIES. Each of Summit and each Subsidiary (a) has legal and valid title to all the real properties and other assets (tangible, intangible or mixed) it reflects in the financial statements included in the Summit SEC Reports as owned, free and clear of all Liens (other than Permitted Liens) and free and clear of restrictions on the manner in which such property is presently being used, and (b) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which Summit or any Subsidiary is a party are legal, valid and binding and in full force and effect, and no payment default by Summit, any Subsidiary or, to the best knowledge of Summit, any other party thereto has occurred or is continuing thereunder. Except as set forth in the financial statements included in the Summit SEC Reports or on the Summit Disclosure Schedule, no property or asset, the value of which is reflected in the balance sheets included in the financial statements included in the Summit SEC Reports, is held under any lease or under any conditional sale or other title retention agreement. Except for such assets and facilities as are immaterial in the aggregate to the business of Summit and its Subsidiaries taken as a whole, all tangible assets and facilities of each of Summit and its Subsidiaries are in good condition and repair and are adequate for the uses to which they are being put.

     3.15 ENVIRONMENTAL MATTERS.

     (a) Each of Summit and its Subsidiaries is in compliance with the provisions of all Environmental Laws, which compliance includes, but is not limited to, the possession by Summit or its Subsidiaries, as appropriate, of all licenses, permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof where the failure to comply could, singly or in the aggregate, have a Material Adverse Effect on Summit. None of Summit or any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, employee or otherwise, that alleges that Summit or any of its Subsidiaries is not in such compliance where the failure to comply could, singly or in the aggregate, have a Material Adverse Effect on Summit, and there are no currently existing circumstances known to Summit that, if not corrected, could prevent such compliance in the future.

     (b) There is no Environmental Claim pending or, to the best knowledge of Summit, threatened against Summit or any of its Subsidiaries or against any Person whose liability for any Environmental Claim Summit or any of its Subsidiaries has retained or assumed either contractually or by operation of law. To the best knowledge of Summit, there is no basis for any such claim.

     3.16 LITIGATION. All Proceedings against Summit or any of its Subsidiaries or any of their properties or assets, and a brief description thereof are listed in the Summit Disclosure Schedule. There is no Proceeding or series of related Proceedings against or affecting Summit or any of its Subsidiaries or any of their properties or assets, that could, singly or in the aggregate, have a Material Adverse Effect on Summit. Neither Summit nor any of its Subsidiaries is subject to any judgment, injunction, decree, writ, interpretation or order of any Governmental Authority that could, singly or in the aggregate, have a Material Adverse Effect on Summit.

     3.17 CONTRACTS AND COMMITMENTS.

     (a) Except as set forth in the Summit Disclosure Schedule, neither Summit nor any of its Subsidiaries will have any (i) agreement for the employment of any individual or agreements that contain any severance pay liabilities or obligations; or (ii) contract or commitment not terminable without penalty or cost on notice of thirty (30) days or less and which contains an obligation to pay and/or accrue more than $100,000 per year, other than real estate and equipment leases and franchise agreements.

     (b) Except as set forth in the Summit Disclosure Schedule: (i) to the best knowledge of Summit, neither Summit nor any of its Subsidiaries has breached, nor has received notice in writing or otherwise of any claim that it has breached, any of the terms of conditions of any agreement, contract or commitment set forth or required to be set forth in the Summit Disclosure Schedule, any agreement with HomeTown Buffet, Inc. or any franchise agreement with respect to a JB's restaurant, which breach or breaches singly or in the aggregate are reasonably likely to have a Material Adverse Effect on Summit, and
(ii) to the best knowledge of Summit, there are no facts or conditions which have occurred or are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a breach under any such contract which breach is reasonably likely to have a Material Adverse Effect on Summit.

     3.18 COMPLIANCE WITH LAWS. Except as set forth on the Summit Disclosure Schedule, to the best knowledge of Summit, Summit and its Subsidiaries have complied with all applicable laws, regulations (including, without limitation, applicable occupational health and safety laws and regulations, applicable immigration laws and regulations and applicable laws governing the sale of franchises) and zoning ordinances of foreign, federal, state and local governments and all agencies thereof which affect the business, business practices or any owned or leased properties of Summit and its Subsidiaries and to which Summit and its Subsidiaries may be subject, except where such failure to comply would not singly or in the aggregate have a Material Adverse Effect on Summit.

     3.19 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the Summit Disclosure Schedule and except as expressly contemplated by this Agreement, since September 25, 1995, neither Summit nor any of its Subsidiaries has:

          (i) suffered a Material Adverse Effect in its business, financial condition, operating results, earnings, assets, customer, supplier, employee and sales representative relations, business prospects, business condition or financing arrangements or material casualty loss or damage to its assets (whether or not covered by insurance);

          (ii) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, in each case of Summit or any Subsidiary thereof;

          (iii) redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock;

          (iv) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business;

          (v) entered into, amended or terminated any lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice or as contemplated by this Agreement, or entered into any transaction with any insider except as contemplated by this Agreement;

          (vi) entered into any other material transaction, whether or not in the ordinary course of business, or materially changed any business practice;

          (vii) made or granted any bonus or any wage, salary or compensation increase in excess of $50,000 per year to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (viii) conducted its cash management customs and practices (including the collection of receivables, inventory control and payment of payables) other than in the usual and ordinary course of business in accordance with past custom and practice;

          (ix) changed or authorized any change in its Charter Documents; or

          (x) committed to any of the foregoing.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF CKE

     Except as otherwise set forth in the CKE Disclosure Schedule, CKE hereby represents and warrants to Summit as follows:

     4.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Each of CKE and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of CKE and its Subsidiaries has full corporate power to carry on its business, as it is now being conducted, and to own, lease or operate the properties and assets it now owns, leases or operates. Each of CKE and its Subsidiaries is qualified to do business, is in good standing and has all required business licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or license could have a Material Adverse Effect on CKE.

     4.2 BINDING AGREEMENT. CKE has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement is a legal, valid and binding obligation of CKE, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

     4.3 CAPITALIZATION. The authorized capitalization of CKE consists solely of (a) 50,000,000 shares of CKE Common Stock, of which 18,676,587 shares were issued and outstanding as of October 31, 1995; and (b) 5,000,000 shares of Preferred Stock, $.01 per share, of which no shares were issued or outstanding as of the date hereof. On the Closing Date there will not be outstanding: (i) any options, warrants or other rights to purchase from CKE any capital stock of CKE, except for (x) the options, warrants and other rights to purchase capital stock of CKE outstanding as of the date of this Agreement as set forth on the CKE Disclosure Schedule, or (y) options, warrants or other rights to purchase capital stock of CKE granted to employees and officers of CKE as set forth on the CKE Disclosure Schedule; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of CKE other than rights to purchase not more than 400,000 shares of CKE Common Stock granted to existing officers, directors and employees and to new or newly promoted employees in the ordinary course of business.

     4.4 SUBSIDIARIES. There is set forth in the CKE Disclosure Schedule (i) the name and percentage ownership by CKE of each of its Subsidiaries; (ii) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary; and (iii) the names of the officers and directors of each Subsidiary.

     4.5 NO VIOLATION.

     (a) Except as set forth in the CKE Disclosure Schedule, none of CKE or any of its Subsidiaries is (i) in violation of its respective Charter Documents, or
(ii) to CKE's best knowledge, in default in the performance of any obligation, agreement or condition contained in any Applicable Agreement, which violation or default could, singly or in the aggregate, have a Material Adverse Effect on CKE.

     (b) Except a set for in the CKE Disclosure Schedule, neither the execution or delivery by CKE of this Agreement or the performance by CKE of its obligations under this Agreement will (i) constitute a material breach or material violation under the Charter Documents of CKE or any of its Subsidiaries; or (ii) conflict with, violate, constitute a material breach or material violation of or a material default (with the passage of time or otherwise) under, require the consent of any Person under, give to others any rights of termination, amendment, acceleration or cancellation of or result in the imposition of a material Lien on any of the properties or assets of CKE or any of its Subsidiaries or an acceleration of material indebtedness pursuant to, any Applicable Agreement.

     4.6 EXCHANGE ACT REPORTS AND FINANCIAL STATEMENTS. CKE has furnished or will upon request furnish CKE with copies of its Annual Report on Form 10-K for the fiscal years ended January 31, 1993, 1994 and 1995 and its Quarterly Reports on Form 10-Q for the quarters ended May 22, 1995 and August 14, 1995, in each case with exhibits, and all other reports filed or required to be filed with the Securities and Exchange Commission (the "SEC") under applicable laws, rules and regulations since January 31, 1995 (all such reports being herein collectively called the "CKE SEC Reports"), each as filed with the SEC. Each such CKE SEC Report when it became effective or was filed with the SEC, or as amended, as the case may be, complied in all material respects with the requirements of the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and did not on the date of filing or amendment, if any, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in said CKE SEC
Reports: (i) were prepared in accordance with the books and records of CKE and its Subsidiaries; (ii) were prepared in accordance with GAAP and with Regulation S-X promulgated under the Exchange Act; (iii) fairly present CKE's consolidated financial condition and the consolidated results of its operations, cash flows and shareholders equity as at the relevant dates thereof and for the periods covered thereby; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of its consolidated financial condition and the consolidated results of its operations, cash flows and shareholders equity for the periods covered by said financial statements; (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended and all prior periods; and (vi) with respect to contracts and commitments for the sale of goods or the provision of services by CKE or any Subsidiary, contain and reflect adequate reserves for all reasonably anticipated material losses, costs and expenses in excess of expected receipts.

     4.7 INFORMATION IN REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by CKE for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will, at the date mailed to Summit's stockholders, at the time of the meeting of stockholders to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will, when filed with the SEC by CKE, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by CKE with respect to statements made therein based on information supplied by Summit for inclusion in the Registration Statement.

     4.8 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by CKE in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than any filings required under the HSR Act, the Exchange Act, the Securities Act and filings with the New York Stock Exchange.

     4.9 NO BROKERS. Except as set forth in the CKE Disclosure Schedule, neither CKE nor any affiliate thereof has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in any obligation of CKE to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.10 LITIGATION. All material proceedings against CKE or any of its Subsidiaries or any of their properties or assets, and a brief description thereof are listed in the Disclosure Schedule. There is no Proceeding or series of related Proceedings against or affecting CKE or any of the Subsidiaries or any of their properties or assets, that could, singly or in the aggregate, have a Material Adverse Effect on CKE. Neither CKE nor any of its Subsidiaries is subject to any judgment, injunction, decree, writ, interpretation or order of any Governmental Authority that could, singly or in the aggregate, have a Material Adverse Effect on CKE.

     4.11 COMPLIANCE WITH LAWS. Except as set forth on the CKE Disclosure Schedule, to the best knowledge of CKE, CKE and its Subsidiaries have complied with all applicable laws, regulations (including, without limitation, applicable occupational health and safety laws and regulations and applicable immigration laws and regulations) and zoning ordinances of foreign, federal, state and local governments and all agencies thereof which affect the business, business practices or any owned or leased properties of CKE and its Subsidiaries and to which CKE and its Subsidiaries may be subject, except where such failure to comply would not singly or in the aggregate have a Material Adverse Effect on CKE.

     4.12 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the CKE Disclosure Schedule and except as expressly contemplated by this Agreement, since August 14, 1995, neither CKE nor any of its Subsidiaries has:

          (i) suffered a Material Adverse Effect in its business, financial condition, operating results, earnings, assets, customer, supplier, employee and sales representative relations, business prospects, business condition or financing arrangements or material casualty loss or damage to its assets (whether or not covered by insurance);

          (ii) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, in each case of CKE or any Subsidiary thereof;

          (iii) redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock;

          (iv) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business;

          (v) entered into, amended or terminated any lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice or as contemplated by this Agreement, or entered into any transaction with any insider except as contemplated by this Agreement;

          (vi) entered into any other material transaction, whether or not in the ordinary course of business, or materially changed any business practice;

          (vii) made or granted any bonus or any wage, salary or compensation increase in excess of $50,000 per year to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (viii) conducted its cash management customs and practices (including the collection of receivables, inventory control and payment of payables) other than in the usual and ordinary course of business in accordance with past custom and practice;

          (ix) changed or authorized any change in its Charter Documents; or

          (x) committed to any of the foregoing.

                                   ARTICLE 5

                             ACTIONS BY SUMMIT AND
                             CKE PENDING THE MERGER

     Summit and CKE covenant as follows for the period from the date hereof through the Closing Date:

     5.1 MAINTENANCE OF BUSINESS. Summit shall, and shall cause each Subsidiary to, diligently carry on its business in the ordinary course consistent with past practice, including, without limitation, meeting its obligations as they become due and fulfilling its commitments to suppliers. Summit shall cause its existing insurance policies to be maintained in effect through the Closing Date.

     5.2 CERTAIN PROHIBITED TRANSACTIONS. Without the prior written approval of CKE or except as otherwise contemplated under this Agreement, prior to the Effective Time Summit shall not, and shall cause each of its Subsidiaries not to:

          (a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice and, with respect to indebtedness, pursuant to existing agreements;

          (b) issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, other than shares issued upon exercise of issued and outstanding options, warrants and other rights to purchase capital stock of Summit, which rights are outstanding as of the date hereof and are reflected in Schedule 3.3 of the Summit Disclosure Schedule;

          (c) pay or incur any obligation to pay any dividend on its capital stock or make or incur any obligation to make any distribution or redemption with respect to capital stock;

          (d) make any change to its Certificate of Incorporation or bylaws other than the filing of the Certificate of Merger;

          (e) mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets (other than (i) shares of HomeTown Buffet, Inc. common stock held by Summit and (ii) restaurants in the process of being disposed of or transferred as set forth in the Summit Disclosure Schedule) or cancel, release, compromise or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

          (f) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

          (g) make any material tax election or make any material change in Summit's accounting principles or practices;

          (h) enter into any material contracts that would involve the payment or accrual of payments of more than $100,000 in any fiscal year or enter into any additional franchise agreements; or

          (i) do any other act which would cause any representation or warranty of Summit in this Agreement to be or become untrue.

     5.3 REGISTRATION STATEMENT/PROXY STATEMENT. Subject to the terms and conditions of this Agreement, Summit and CKE each agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable by such party with respect to (i) the prompt preparation and filing of the Registration Statement by CKE with the SEC under the Securities Act relating to the offer and sale of the CKE Common Stock in the Merger and (ii) the prompt preparation and filing by Summit of the Proxy Statement pertaining to solicitation of approval of Summit's stockholders, the form of which shall be included as part of the Registration Statement, (iii) such actions as may be required to have the Registration Statement declared effective under the Securities Act and to have the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with the other parties hereto as to, and responding promptly to, any SEC comments with respect thereto, and (iv) such actions as may be required to be taken under applicable state securities or blue sky laws in connection with the issuance of the CKE Common Stock contemplated hereby. Each party hereto shall promptly consult with the other party with respect to, provide any necessary information with respect to and provide the other party (and its counsel) copies of, all filings made with respect to the Registration Statement and the Proxy Statement. The information supplied by each party for inclusion in the Registration Statement and the Proxy Statement shall not, at
(i) the time the Registration Statement (or any amendment or supplement thereto) is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Summit and
(iii) the time of the Summit stockholders' meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and shall comply as to form in all material respects with the requirements of the Securities Act. In addition, if at any time prior to the Effective Time any event or circumstance relating to either Summit or CKE or any of their respective subsidiaries, or any of their respective officers or directors, should be discovered by Summit or CKE, as the case may be, and which are required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the discovering party shall promptly inform the other party of such event or circumstance.

     5.4 INVESTIGATION BY CKE. Summit shall, and shall cause the Subsidiaries to, allow CKE during regular business hours through their employees, agents, advisors and representatives, to make such investigation of the business, properties, books and records of Summit and its Subsidiaries, and to conduct such examination of the condition of Summit and its Subsidiaries, as CKE deems necessary or advisable to familiarize itself and its lenders with such business, properties, books, records, condition and other matters, and to investigate the accuracy and completeness of the representations and warranties of Summit hereunder; provided however, that any information so obtained is subject to the confidentiality agreement previously entered into. Such access shall include authorizing Summit's legal, accounting, tax, insurance and environmental consultants and advisors to cooperate with CKE, its lenders and their advisors. In particular, Summit and its consultants and advisors shall cooperate with CKE to allow CKE (a) to conduct full environmental reviews or studies of Summit's properties and facilities and (b) to arrange for meetings between CKE and the franchisees under the Summit's franchise agreements; provided, that representatives from Summit may attend all such meetings.

     5.5 TITLE REPORTS. As promptly as possible after the date hereof, Summit shall order preliminary title reports from a title insurance company or companies reasonably satisfactory to CKE for all real properties that are owned by Summit. Summit shall use its best efforts to cause such reports to be delivered to CKE on or prior to [30] days following the date hereof.

     5.6 CONSENTS AND BEST EFFORTS. As promptly as possible after the date hereof, CKE and Summit shall make all filings required under the HSR Act. Summit and CKE will, as soon as possible, commence to take all action required to obtain all consents, approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental authorities, necessary to authorize, approve or permit the Merger and the other transactions contemplated by this Agreement. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its reasonable best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Summit shall give prompt notice to CKE, and CKE shall give prompt notice to Summit, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate any time from the date hereof to the Closing Date and (ii) any material failure of Summit or CKE, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy same. Summit and the CKE acknowledge that they are presently unaware of any facts that cause any representation or warranty contained in this Agreement to be untrue or inaccurate.

     5.8 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. In addition, if at any time prior to the Effective Time any event or circumstance relating to either Summit or CKE or any of their respective Subsidiaries, or any of their respective officers or directors, should be discovered by Summit or CKE, as the case may be, and which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the discovering party shall promptly inform the other party of such event or circumstance.

     5.9 LETTER OF SUMMIT'S ACCOUNTANTS. Following receipt by KMPG Peat Marwick LLP, Summit's independent auditors, of an appropriate request from CKE pursuant to Statement on Auditing Standards ("SAS") No. 72, Summit shall use its reasonable best efforts to cause to be delivered to CKE a letter of KMPG Peat Marwick LLP, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to CKE, in form and substance reasonably satisfactory to CKE and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     5.10 LETTER OF CKE'S ACCOUNTANTS. Following receipt by KMPG Peat Marwick LLP, CKE's independent auditors, of an appropriate request from CKE pursuant to SAS No. 72, CKE shall use its reasonable best efforts to cause to be delivered a letter of KMPG Peat Marwick LLP, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to CKE, in form and substance reasonably satisfactory to CKE and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     5.11 STOCKHOLDERS MEETING. Summit shall call a meeting of its stockholders for the purpose of voting upon this Agreement, the Merger and related matters. Summit will, through its Board of Directors, recommend to its stockholders approval of such matters and will coordinate and cooperate with respect to the timing of this meetings and shall use its reasonable best efforts to hold such meeting as soon as practicable after the date hereof.

     5.12 NEW YORK STOCK EXCHANGE LISTING. CKE shall use its reasonable best efforts to cause the CKE Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

     5.13 BENEFIT PLANS.

     (a) It is CKE's present intent to provide continuing employees of Summit and its Subsidiaries with employee benefits comparable to those provided to CKE employees.

     (b) CKE will, and will cause the Surviving Corporation to, honor without modification all employee severance plans (or policies) and employment and severance agreements of Summit or any of its Subsidiaries hereto identified in the Summit Disclosure Schedule as such agreements (or policies) are in effect on the date of this Agreement.

     5.14 STOCK OPTION PLANS.

     (a) On or prior to the Effective Time, Summit and its Board of Directors (or a committee thereof) shall take all action necessary to implement the provisions contained herein; provided, that such provisions do not create an aggregate cash liability at the Effective Time in excess of $606,000.

     (b) At the election of each holder of an option to purchase shares of Summit Common Stock (a "Summit Stock Option") which is currently vested under a Summit Stock Option Plan, at the Effective Time, (i) all Summit Stock Options held by such holder shall become fully exercisable, (ii) such Summit Stock Options shall be cancelled and (iii) in consideration of such cancellation, Summit shall pay to such holders of such Summit Stock Options an amount in respect thereof equal to the product of (x) the excess, if any, of $6.00 over the respective exercise price thereof and (y) the number of shares of Summit Common Stock subject thereto, respectively (such payment to be net of any required withholding taxes). From and after the Effective Time, each outstanding Summit Stock Option, whether vested or unvested, that is not so cancelled shall constitute an option to acquire, on the same terms and conditions as were applicable under such Summit Stock Option, a number of shares of CKE Common Stock equal to (w) the product of $6.00 and the number of shares of Summit Common Stock purchasable upon exercise of the Summit Stock Option prior to the Effective Time divided by (x) the Average CKE Price, at an exercise price per share equal to (y) the aggregate exercise price for the shares of Summit Common Stock purchasable upon exercise of the Summit Stock Option prior to the Effective Date divided by (z) the aggregate number of shares of CKE Common Stock purchasable upon exercise of such Summit Stock Option following the Effective Date.

     (c) Except as provided herein or as otherwise agreed to by the parties, and to the extent permitted by the Summit Stock Option Plan, the Summit Stock Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of Summit or any of its Subsidiaries shall be deleted as of the Effective Time.

     5.15 CHANGE OF CONTROL LETTERS. Summit shall cause the seven employees who have signed the Change of Control letters dated August 17, 1995 identified in
Schedule 3.17(a)(i)(c) and Mr. McComas under the employment agreement dated November 24, 1993 to sign modifications extending to 90 days following the Closing the date after which such employees may voluntarily resign and obtain the severance benefits set forth therein.

     5.16 EXCLUSIVITY.

     (a) Until the termination of this Agreement pursuant to Section 9.1, Summit will not, nor will it permit its officers, directors, affiliates, representatives or agents, directly or indirectly, to do any of the following:

           (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction (other than the Merger) involving any disposition or other change of ownership of Summit's stock or assets, other than acquisitions and dispositions of equipment and other property in the ordinary course of Summit's business and dispositions of HomeTown Buffet, Inc. common stock owned by Summit (an "Acquisition Transaction");

           (ii) facilitate, encourage, solicit or initiate or in any way engage in any discussion, negotiation or submission of a proposal or offer in respect of an Acquisition Transaction;

          (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of Summit in connection with an Acquisition Transaction; or

           (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

     Summit will inform CKE by telephone within 24 hours of its receipt of any proposal or bid (including the terms thereof and the Person making such proposal or bid) in respect of any Acquisition Transaction.

                                   ARTICLE 6

                       CONDITIONS TO SUMMIT'S OBLIGATIONS

     The obligations of Summit under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     6.1 COMPLETION OF OTHER TRANSACTIONS. Simultaneously with Summit's effectuation of the transactions to be effected by it at the Closing:

          (a) The Registration Statement shall have become effective under the Securities Act, the Proxy Statement shall have been cleared by the staff of the SEC and no stop order or proceeding seeking stop orders shall have been issued with respect to the Registration Statement or the Proxy Statement.

          (b) The Merger shall have been completed and the Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

          (c) This Agreement and the Merger shall have been approved and adopted by the holders of the Summit Common Stock and the Summit Preferred Stock pursuant to and in accordance with the Charter Documents of Summit.

          (d) The CKE Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     6.2 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of CKE contained in this Agreement shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and CKE shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to Summit a certificate (signed by the President or a Vice President of CKE on behalf of the CKE) to the foregoing effect.

     6.3 CONSENTS. All consents, approvals and waivers from governmental authorities, and other parties necessary to permit Summit to consummate the transactions as contemplated hereby, shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a Material Adverse Effect upon Summit.

     6.4 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other Proceeding by any Governmental Authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. No suit, action, investigation, inquiry or other Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a Material Adverse Effect on Summit or its Subsidiaries.

     6.5 CERTIFICATES. CKE will furnish Summit with such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article 6 as may be reasonably requested by Summit and Summit shall have received an opinion of counsel to CKE reasonably acceptable to Summit.

     6.6 TAX OPINION. Summit shall have received an opinion of counsel (a copy of which will be delivered to CKE) to the effect that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

     6.7 CORPORATE DOCUMENTS. Summit shall have received from CKE resolutions adopted by the board of directors of CKE approving this Agreement and the transactions contemplated hereby, certified by CKE's corporate secretary.

     6.8 HSR ACT. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

     6.9 FAIRNESS OPINION. Summit shall have received a letter from Piper Jaffray Inc. confirming the opinion rendered to Summit's Board of Directors on or prior to the date hereof to the effect that the terms of the Merger are fair to the holders of Summit Common Stock from a financial point of view, a copy of which will be delivered to CKE at the Closing.

                                   ARTICLE 7

                        CONDITIONS TO CKE'S OBLIGATIONS

     The obligations of CKE under this Agreement, including the obligation to pay the Merger Consideration as provided hereby, are subject, in the discretion of CKE, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     7.1 COMPLETION OF OTHER TRANSACTIONS. Simultaneously with or prior to CKE's effectuation of the transactions to be effected by it at the Closing:

          (a) The Registration Statement shall have become effective under the Securities Act, the Proxy Statement shall have been cleared by the staff of the SEC and no stop order or proceeding seeking stop orders shall have been issued with respect to the Registration Statement or the Proxy Statement.

          (b) The Merger shall have been completed and the Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

          (c) This Agreement and the Merger shall have been approved and adopted by the holders of the Summit Common Stock and the Summit Preferred Stock pursuant in accordance with the Charter Documents of Summit.

          (d) The CKE Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     7.2 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Summit contained in this Agreement shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Summit and each Subsidiary shall have performed in all material respects all agreements and covenants required hereby to be performed by any of them prior to or at the Closing Date. There shall be delivered to CKE a certificate (signed by the President or a Vice President of Summit on behalf of Summit) to the foregoing effect.

     7.3 CONSENTS. All consents, approvals and waivers from governmental authorities, and other parties necessary to permit Summit or CKE to consummate the transactions as contemplated hereby, shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a Material Adverse Effect upon Summit.

     7.4 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other Proceeding by any Governmental Authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. No suit, action, investigation, inquiry or other Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a Material Adverse Effect on Summit or its Subsidiaries.

     7.5 CERTIFICATES AND OPINIONS. Summit shall furnish CKE with such certificates of the respective officers of Summit and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by CKE and CKE shall have received an opinion of counsel to Summit reasonably acceptable to CKE.

     7.6 TAX OPINION. CKE shall have received an opinion of counsel to CKE (a copy of which will be delivered to Summit) to the effect that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

     7.7 CORPORATE DOCUMENTS. CKE shall have received from Summit resolutions adopted by the respective boards of directors of Summit approving this Agreement and the transactions contemplated hereby, certified by the corporate secretary of Summit. CKE shall have also received the corporate minute books, Certificates of Incorporation, bylaws and stock transfer books of Summit and each of the Subsidiaries.

     7.8 HSR ACT. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

     7.9 DISSENTING SHARES. To the extent that holders of Summit Common Stock and Summit Preferred Stock are entitled to dissent from the Merger, the holders of not more than 10% of the shares of Summit Common Stock or Summit Preferred Stock shall have asserted dissenters' rights in accordance with the DGCL.

     7.10 FAIRNESS OPINION. CKE shall have received a letter from NatWest Markets confirming the opinion rendered to CKE's Board of Directors on or prior to the date 10 days following to the date hereof to the effect that the terms of the Merger are fair to the holders of CKE Common Stock from a financial point of view, a copy of which will be delivered to Summit at the Closing.

                                   ARTICLE 8

                  ACTIONS BY SUMMIT AND CKE AFTER THE CLOSING

     8.1 FURTHER ASSURANCES. On and after the Closing Date, Summit and CKE will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting CKE in possession and operating control of the business of Summit.

     8.2 DIRECTORS' AND OFFICERS' INSURANCE. CKE shall either: (i) cause Summit to provide directors' and officers' and fiduciary liability insurance having substantially similar terms and conditions and providing substantially similar coverage as the directors' and officers' and fiduciary liability insurance maintained by Summit at the Effective Time for a period of one year following the Effective Time for all present directors and officers of Summit and its Subsidiaries, provided that CKE may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous, or (ii) cause Summit to purchase runoff extensions under its existing directors' and officers' and fiduciary liability insurance policies, extending the period for making claims under such policies for at least one year following the Effective Time; provided, however, that the total expense for such extensions shall not exceed $40,000.

                                   ARTICLE 9

                           TERMINATION AND AMENDMENT

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by mutual consent of CKE and Summit;

          (b) by either CKE or Summit if the Merger shall not have been consummated before April 15, 1996 despite the good faith effort of such party to effect such consummation (unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

          (c) by CKE if (i) (A) there are inaccuracies in the representations and warranties of Summit that would have a Material Adverse Effect on Summit, or (B) there has been a material breach on the part of Summit in the covenants of Summit set forth herein, or any failure on the part of Summit to comply with its material obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, Summit could not satisfy on or prior to April 15, 1996, any of the conditions to the Closing set forth herein, or (ii) Summit's stockholders do not approve the Merger at the Summit stockholders' meeting;

          (d) by Summit if (i) (A) there are inaccuracies in the representations and warranties of CKE having a Material Adverse Effect on CKE or (B) there has been a material breach on the part of CKE in the covenants of CKE set forth herein, or any failure on the part of CKE to comply with its material obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, CKE could not satisfy on or prior to April 15, 1996, any of the conditions to the Closing set forth in this Agreement, (ii) Summit's stockholders do not approve the Merger at the Summit stockholders' meeting, (iii) prior to the approval of the Merger by Summit's stockholders, Summit receives a firm offer with respect to an Acquisition Transaction that is reasonably capable of being financed and, in the good faith determination of its Board of Directors after consultation with its financial advisors, is financially superior to the Merger and the Board of Directors of Summit, after consulting with its outside counsel, determines that to proceed with the Merger would violate its fiduciary duties under applicable law, or (iv) if the Average CKE Price is less than $12.25, unless CKE notifies Summit in writing that it elects to proceed with the Closing by issuing additional shares of CKE Common Stock to compensate for the reduction in the Average CKE Price below $12.25 (the "Fill-Up Election"); or

          (e) by holders of the Summit Preferred Stock through written notice to Summit and CKE if the Average CKE Price is less than $12.25, unless CKE makes the Fill-Up Election.

     9.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either Summit or CKE as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of CKE or Summit or their respective officers or directors (other than as provided in Section 9.3 below for termination by Summit pursuant to Section 9.1(d)(iii)) except for breach of the confidentiality provisions of Section 11.13, and except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     9.3 CERTAIN FEES. In the event that Summit terminates the Agreement pursuant to Section 9.1(d)(iii), Summit shall promptly pay CKE a cash fee of $800,000. In the event that all conditions to CKE's obligations as set forth in
Article 7 are satisfied and CKE nevertheless fails to proceed with the Merger, CKE shall forthwith pay Summit a fee of $800,000, in addition to all other damages that Summit may suffer as a result of such breach.

                                   ARTICLE 10

                                  DEFINITIONS

     10.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

     "Adjusted CKE Price" has the meaning set forth in Section 2.1.

     "Average CKE Price" has the meaning set forth in Section 2.1.

     "Acquisition Transaction" has the meaning set forth in Section 5.14.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" has the meaning set forth in the Preamble hereof.

     "Applicable Agreement" means, with respect to any Person, any bond, debenture, note or any other evidence of indebtedness, indenture, mortgage, deed of trust, lease, contract, agreement, license or instrument to which such Person or any of the Subsidiaries is a party or by which any of their respective properties or assets is bound.

     "Applicable Employment Law" means any Applicable Law governing or respecting employment or the termination thereof, employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, or discriminatory, wrongful or tortious conduct in connection with the employment relationship.

     "Applicable Law" means any law, statute, ordinance, judgment, injunction, decree, writ, regulation, interpretation, rule or order of any court or Governmental Authority, and any other governmental restrictions or requirements, including (without limitation) pursuant to any permit or license in effect on or prior to the Closing Date.

     "Benefit Plan" means, with respect to any Person, an employee benefit plan (as defined in Section 3(3) of ERISA) whether or not covered by ERISA, bonus or other incentive plan, deferred compensation, severance arrangement, executive compensation or any material fringe benefit plan or program maintained or contributed to by such Person or any of its Subsidiaries or with respect to which such Person or any of its Subsidiaries has an obligation, actual or potential.

     "Charter Documents" means, with respect to any Person, the articles or certificate of incorporation and by-laws, partnership agreement or other organizational documents of such Person.

     "CKE" has the meaning set forth in the Preamble.

     "CKE Common Stock" means the Common Stock, par value $.01 per share, of CKE.

     "CKE Disclosure Schedule" means a schedule delivered by CKE to Summit as of the date hereof (and which may be amended or modified on or prior to the Closing
Date) which sets forth exceptions to the representations and warranties contained in Article 4 hereof and certain other information called for by
Article 4 hereof and other provisions of this Agreement.

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" has the meaning set forth in Section 1.2.

     "Code" has the meaning set forth in Recital B.

     "DGCL" has the meaning set forth in Section 1.1.

     "Effective Time" has the meaning set forth in Section 1.2.

     "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of or resulting from (a) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by Summit or any of the Subsidiaries, or (b) any noncompliance with any Environmental Law.

     "Environmental Law" means any and all Applicable Laws relating to pollution or the protection of human health or the environment or to emissions, discharges, releases or threatened releases of any Materials of Environmental Concern into the environment (including without limitation ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, generation, treatment, storage, disposal, transport or handling of any Materials of Environmental Concern.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" has the meaning set forth in Section 3.6.

     "Fill-Up Election" has the meaning set forth in Section 9.1(d)(iv).

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Agreement.

     "Governmental Authority" means any Federal, state, local or foreign court or governmental, administrative or regulatory authority or agency.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IRS" has the meaning set forth in Section 3.12.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse claim, or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and any option or other agreement to sell).

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, liabilities, business or business prospects of such Person,
(ii) the ability of such Person or any of its Affiliates to perform its obligations hereunder or (iii) the validity or enforceability of this Agreement.

     "Merger" shall have the meaning set forth in Recital A.

     "Merger Consideration" has the meaning set forth in Section 2.1.

     "Materials of Environmental Concern" means pesticides, chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances.

     "Multiemployer Plan" means, with respect to any Person, on any date, a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made at any time during the six-year period ending on or prior to such date, by such Person and that is covered by Title IV of ERISA.

     "NLRB" means the National Labor Relations Board.

     "PBGC" has the meaning set forth in Section 3.12.

     "Permitted Liens" means (i) Liens securing indebtedness under the Summit's credit facility with Zions National Bank; (ii) Liens in favor of Summit or any Subsidiary; (iii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (iv) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (v) carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, (vi) Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable, (vii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (viii) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Summit or any of its Subsidiaries, (ix) Purchase Money Liens (including extensions and renewals thereof); (x) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; and (xi) Liens arising from filing Uniform Commercial Code financing statements regarding leases.

     "Person" means any individual, partnership, corporation, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

     "Proceeding" means an action, claim, suit or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

     "Proxy Statement" has the meaning set forth in Section 3.7.

     "Purchase Money Lien" means a Lien granted on an asset or property to secure incurred incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property.

     "Registration Statement" has the meaning set forth in Section 3.7.

     "SAS" has the meaning set forth in Section 5.8.

     "SEC" has the meaning set forth in Section 3.6.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiaries" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of directors.

     "Summit" has the meaning set forth in the Preamble.

     "Summit Common Stock" means the Common Stock, par value $.10 per share, of Summit.

     "Summit Disclosure Schedule" means a schedule delivered by Summit to CKE as of the date hereof (and which may be amended or modified on or prior to the Closing Date) which sets forth exceptions to the representations and warranties contained in Article 3 hereof and certain other information called for by
Article 3 hereof and other provisions of this Agreement.

     "Summit Preferred Stock" means the Series A Convertible Preferred Stock, par value $1.00 per share, of Summit.

     "Summit Stock Option" has the meaning set forth in Section 5.13.

     "Summit Stock Option Plans" means the 1987 Nonqualified Stock Option Plan, the 1987 Incentive Stock Option Plan, the 1984 Incentive Stock Option Plan, as amended on February 13, 1987, and the 1992 Stock Option Plan, as amended on April 8, 1994 and November 18, 1994, in each case of Summit.

     "Tax or Taxes" means any federal, state, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, transfer, stamp, occupation, alternative or add-on minimum, estimated or other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

     "Tax Returns" means any United States Federal, state, local and foreign returns, declarations, elections, statements, reports, schedules and information returns pertaining to any Tax or the refiling or amendment of any such Tax Returns previously filed.

     "ULP" means an unfair labor practice as defined in the National Labor Relations Act.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 SURVIVAL OF REPRESENTATIONS, ETC. All statements contained in the Disclosure Schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of Summit and CKE contained herein shall not survive the Closing Date.

     11.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Summit without the prior written consent of CKE, or by CKE without the prior written consent of Summit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

     11.3 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission (with confirmation given) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

        If to Summit:  Charlotte L. Miller
                       Senior Vice President &
                         General Counsel
                       Summit Family Restaurants Inc.
                       440 Lawndale Drive
                       Salt Lake City, Utah 84115-2917
                       (801) 463-5500 Phone
                       (801) 463-5585 Facsimile

        If to CKE:     Richard C. Celio
                       Senior Vice President &
                         General Counsel
                       CKE Restaurants, Inc.
                       1200 North Harbor Boulevard
                       Anaheim, California 92801
                       (714) 774-5796 Phone

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     11.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     11.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.7 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     11.8 HEADINGS. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.9 EXPENSES. Summit and CKE will each be liable for its own, costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

     11.10 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and that the parties shall be entitled to specific performance of the terms hereof, in addition to actions for damages and any other remedy at law or equity.

     11.11 ATTORNEYS FEES. The parties hereby agree that if any party hereto pursues a Proceeding to enforce the terms of this Agreement, the prevailing party in any such Proceeding shall be entitled to recover its attorneys fees and other costs and expenses incurred in such Proceeding from the other party.

     11.12 PUBLICITY. Neither party shall issue or make or permit any Affiliate or advisor to issue or make any press release or other public statement regarding the transactions contemplated hereby, without the prior approval of the other party, except as required by law in the opinion of counsel to each party. The parties shall issue a mutually acceptable press release as soon as possible after execution of this Agreement and as soon as practicable after the Closing Date.

     11.13 CONFIDENTIAL INFORMATION. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, lenders, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction. Neither Summit nor CKE shall make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to advisors, consultants, lenders and affiliates in connection with the transactions contemplated hereby. Summit, at a time and in a manner which it reasonably determines and after prior notice to and consultation with CKE, may notify employees, unions and bargaining agents of the fact of the subject transaction. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

SUMMIT FAMILY RESTAURANTS INC.

By: /s/  DON M. MCCOMAS

    --------------------------------------------------------
    Don M. McComas
    President and Chief Executive Officer

By: /s/  CHARLOTTE L. MILLER

    --------------------------------------------------------
    Charlotte L. Miller
    Senior Vice President &
    General Counsel

CKE RESTAURANTS, INC.

By: /s/  JOSEPH N. STEIN

    --------------------------------------------------------
    Name: Joseph N. Stein
    Title: Senior Vice President,
    Chief Financial Officer

By: /s/  RICHARD C. CELIO

    --------------------------------------------------------
    Name: Richard C. Celio
    Title: Senior Vice President,
    General Counsel